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                                                                   Exhibit 10.36

                       [Kewaunee Scientific Letterhead]

September 17, 1996


Mr. D. Michael Parker
140 Colony Drive
Mooresville, NC  28115

     Re:  Employment Security Agreement

Dear Mike:

Recently, you had expressed concern about your job security, in the event of Kewaunee being acquired by another company. You have asked for special consideration because when companies are acquired, the acquired company frequently does not need "duplicate" positions such as yours.

Further, we recognize that Kewaunee's continued success depends, to a significant degree, on the skill and competence of key managers such as yourself.

Therefore, in consideration of your request for job security and your continued employment, the Board of Directors has approved this employment agreement as follows:

If the Company is acquired, and you are terminated without cause within two years after the acquisition, the Company will pay you separation pay equal to your then current base salary, for six months. If you should obtain income from another employer while receiving separation payments, any such payments from Kewaunee will be reduced in like amount.

After any termination of employment, the separation payments will not continue the employment relationship. However, as long as you are receiving separation payments, your health care coverage will continue per the plan document.

If you agree with the above employment security agreement, please sign below.

Sincerely,

/s/ Eli Manchester, Jr.

Eli Manchester, Jr.
President, Chief Executive Officer


Accepted:   /s/ D. Michael Parker
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                D. Michael Parker

Date:  9-17-96
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